Exhibit 99.1

McEwen Mining: 2021 Year End and Q4 Results

TORONTO, March 1st, 2022 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) today reported fourth quarter and full year results for the period ended December 31, 2021.

•	Cash and liquid assets(2) and working capital at December 31, 2021 were $63.5 million and $32.6 million, respectively.

•	Our operations delivered production in line with our guidance. For the full year 2021, production was 154,410 gold equivalent ounces (GEOs)(1), above the midpoint of guidance for the year and 34% higher than 2020 production.

•	Production costs/oz for 2021 decreased compared to 2020 and additional reductions remain a focus. Cash costs(2) per GEO sold from our 100%-owned mines in 2021 were $1,453 representing a decrease of 18% compared to 2020. All-in sustaining costs (“AISC”)(2) per GEO sold from our 100%-owned mines in 2021 were $1,635, representing a decrease of 21% compared to 2020.

•	For 2022, our gold equivalent production guidance is 153,000 to 172,000 GEOs (see Table 5).

•	We continued to invest aggressively in exploration, completing 254,800 feet (77,700 meters) of drilling at the Fox Complex, and 17,500 feet (5,300 meters) of drilling at Gold Bar.

•	Our 100%-owned mines generated a cash gross profit of $17.3 million(2) in 2021 and a gross loss of $6.5 million. Cash gross profit (loss) is calculated by adding back depletion and depreciation to gross profit (loss).

•	Our consolidated net loss in 2021 of $56.7 million, or $0.12 per share, relates primarily to investment of $35.0 million in advanced projects and exploration, general and administrative costs of $11.4 million, and a gross loss of $6.5 million from our operations.

•	Fox Complex PEA outlined potential to extend the mine life by 9 years, generating average annual production of 80,800 gold ounces at average cash costs and AISC per ounce of $769 and $1,246, respectively.

•	A webcast will be held on Wednesday, March 9th at 2 pm EST. Please see the details further below.

Table 1. Production for Q4 & 12 months (“12M”) ended December 31, 2021, compared to Q4 & 12M ended December 31, 2020.

	Increased Production in Q4 2021			Increased Production in 2021
	Q4 2021	Q4 2020	Q4 2021	2021	2020	2021
2021 vs 2020	(GEOs)	(GEOs)	vs	(GEOs)	(GEOs)	vs
			Q4 2020			2020
Gold Bar Mine, Nevada	9,950	6,000	+66%	43,850	28,000	+57%
Fox Complex, Canada	9,500	8,000	+18%	30,060	24,400	+23%
San José Mine, Argentina	20,200	14,600	+38%	76,800	54,500	+41%

Table 2. Cash costs and AISC per ounce sold for 12M ended December 31, 2021, compared to 12M ended December 31, 2020.

	Cash Costs			AISC
	2021	2020	2021	2021	2020	2021
2021 vs 2020	($/GEO)	($/GEO)	vs	($/GEO)	($/GEOs)	vs
			2020			2020
Gold Bar Mine, Nevada	1,687	2,106	-20%	1,753	2,459	-29%
Fox Complex, Canada	1,108	1,397	-21%	1,461	1,650	-11%
San José Mine, Argentina	1,262	1,233	+2%	1,603	1,514	+6%

Table 3. Liquidity on December 31st, 2021 and December 31st, 2020.

(Millions of Dollars)	Dec 31st, 2021	Dec 31st, 2020
Cash and cash equivalents	$54.3	$20.8
Liquid assets(2)	63.5	25.9
Working capital	32.6	7.9
Debt principal	50.0	50.0

Table 4. Financial results Q4 & 12M 2021, compared to Q4 & 12M 2020.

	2021		2020
(Millions of Dollars)	Q4	12M	Q4	12M
Revenue	$35.0	$136.5	$27.7	$104.8
Cash gross profit (loss)(2)	1.2	17.3	(6.9)	(4.0)
Gross profit (loss)	(5.9)	(6.5)	(13.7)	(27.0)
Net loss	(21.0)	(56.7)	(23.5)	(152.3)
(Dollars)
Net loss per share	(0.05)	(0.12)	(0.06)	(0.38)

Operations Update

Fox Complex Canada (100% Interest)

Fox production for Q4 and 12M 2021 was 18% and 23% higher, respectively, compared to Q4 and 12M 2020. Cash costs and AISC per ounce sold for the 12M period both dropped by 21% and 11%, respectively, compared to 12M 2020.

Black Fox mine wound down during 2021 as production shifted to the Froome mine. We realized a milestone on September 19th, 2021 when commercial production was reached at the Froome mine, three months ahead of schedule. To date, mineralized material extracted from the Froome mine produced grades that are consistent with the resources model and mine plan.

On January 26, 2022, we announced the results of our PEA for the Fox Complex. The PEA presents estimates for a positive business case for the Fox Complex expansion project, with potential average gold production of 80,800 gold ounces per year over nine (9) years, after the depletion of the current resources at Froome. The economic analysis estimates an after-tax IRR of 21% at a gold price of $1,650/oz, and average cash costs and AISC per ounce of gold of $769 and $1,246, respectively. Additional exploration work on the Fox Complex properties will be conducted throughout 2022 to support ongoing studies necessary to advance the expansion project and shorten the payback period.

We remain focused on our principal exploration goal of cost-effectively discovering and extending gold deposits adjacent to our existing operations, that can contribute to near-term gold production. During 2021, we incurred $15.0 million in exploration initiatives at Fox. The exploration budget for 2022 at the complex is $10.0 million.

Gold Bar Mine, USA (100% Interest)

Gold Bar production for Q4 and 12M 2021 was 66% and 57% higher, respectively, compared to Q4 and 12M 2020. Production increased significantly in 2021, primarily due to improved heap leach operating efficiencies and no materially adverse COVID-19 impacts on operations. Cash costs and AISC per ounce sold for the 12M period dropped by 20% and 29%, respectively, compared to 12M 2020.

The permitting process to access ore at Gold Bar South satellite deposit is ongoing and we anticipate receiving the permit in Q1 of 2022. The initiation of gold production from Gold Bar South is planned for the second half of 2022.

In 2021, we spent $4.2 million on exploration activities, including metallurgical, geotechnical and drilling programs for a cumulative 8,620 feet (2,627 m) at Ridge and Tonkin Rooster. Delineation drilling programs were conducted at Atlas Pit, SW Pick Extension, and Cabin North, with a cumulative 8,629 feet (2,632m) completed. Delineation drilling at Cabin North and the SW Pick Extension is ongoing. The Gold Bar exploration budget for 2022 is $2.5 million.

San José Mine, Argentina (49% Interest)

San José attributable production(3) for Q4 and 12M was 38% and 41% higher, respectively, compared to Q4 and 12M 2020. Cash costs and AISC per ounce sold for the 12M period increased by 2% and 6%, respectively, compared to 12M 2020.

Gold and silver production increased in 2021 due to the lifting of COVID-19 restrictions that impacted operations throughout 2020. We received $10 million in dividends from our interest in San José in 2021, compared to $0.3 million received in 2020.

McEwen Copper (81% Interest)

Activities at Los Azules ramped up in Q4, with the opening of the seasonal exploration road, the activation of two camps, the start of construction of a new all-year access road, and the preparation of drill pads and roads to support the current drilling program. Drilling started in January 2022 and there are currently five rigs operating, increasing to seven in March.

On February 17th, 2022, Michael Meding joined as Vice President responsible for the overall direction and management of the Los Azules project. Mr. Meding has over 20 years of international experience, primarily with major mining companies such as Barrick Gold and Trafigura, including extensive experience with project development and operations in Argentina. While at Barrick Gold's Veladero mine in Argentina, he played a key role in the turnaround, extension of the mine life, and subsequent strategic partnering with Shandong Gold.

An extensive team of experts have been engaged to advance the Los Azules project to a pre-feasibility stage, including the following:

•	Bechtel Corporation, the largest construction company in America with a long history of advancing, building and developing large copper concentrators and infrastructure projects globally, including the recent feasibility study update on the El Pachon project approximately 75 km south of Los Azules;

•	Samuel Engineering, who will help oversee project management, controls, metallurgy and processing plant design, is a full service multi-disciplinary project development and execution company bringing a team with extensive experience in large South American copper projects, including past involvement at the Los Azules project;

•	Stantec, a full service engineering and consulting firm, with offices in Argentina, Chile, and Peru, will focus on geology, resource and reserve estimates, mining engineering, hydrology, geotechnical and the design of tailings, waste, and water management facility;

•	Whittle Consulting from Australia, with over 35 years of leadership in the field of integrated strategic planning and optimization; and

•	McLennan Design in Seattle, led by Jason F. McLennan, a prominent figure in the field of architecture and green building movement. McLennan is the creator of the Living Building Challenge – the most stringent and progressive green building program in existence.

Our overarching goal is to design a mine that will be the model for copper mining in the 21st century, one that supplies the raw material to enable a greener world, while incorporating the use of renewable energy sources and technological innovation for a low-carbon footprint and energy efficient mining.

Table 5 below provides production and cost results for Q4 and the full year 2021, with comparative results from 2020 and our guidance range for 2022.

	Q4		Full Year		Full Year 2022
	2020	2021	2020	2021	Guidance Range
Consolidated Production
Gold (oz)	24,100	31,300	92,100	118,500	118,000-133,000
Silver (oz)	532,400	682,700	2,020,000	2,572,000	2,520,000-2,800,000
GEOs(1)	30,100	40,150	114,800	154,410	153,000-172,000
Gold Bar Mine, Nevada
GEOs(1)	6,000	9,950	28,000	43,850	38,000-44,000
Cash Costs ($/GEO)(1)	3,439	2,038	2,106	1,687
AISC ($/GEO)(1)	3,726	2,104	2,459	1,753
Fox Complex, Canada
GEOs(1)	8,000	9,460	24,400	30,060	44,000-49,000
Cash Costs ($/GEO)(1)	1,307	1,122	1,397	1,108
AISC ($/GEO)(1)	1,439	1,760	1,650	1,461
San José Mine, Argentina (49%)
Gold production (oz)(3)	8,700	11,300	31,800	40,900	34,500-38,500
Silver production (oz)(3)	531,500	682,700	2,013,000	2,572,500	2,520,000-2,800,000
GEOs(1)(3)	14,600	20,200	54,500	76,800	69,500-77,500
Cash Costs ($/GEO)(1)	1,234	1,708	1,233	1,262
AISC ($/GEO)(1)	1,455	2,043	1,514	1,603

Our El Gallo project produced 540 GEOs during Q4 and 3,700 GEOs for 2021. Residual heap leaching continues with production of 1,500 GEOs expected in 2022.

Notes:

1.	'Gold Equivalent Ounces' are calculated based on a gold to silver price ratio of 77:1 for Q4 2020, 89:1 for 2020, 77:1 for Q4 2021 and 72:1 for 2021. 2022 production guidance is calculated based on 72:1 gold to silver price ratio.

2.	Cash gross profit, cash costs per ounce, all-in sustaining costs (AISC) per ounce, and liquid assets are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definition of the non-GAAP measures see "Non-GAAP Financial Measures" section in this press release; for the reconciliation of the non-GAAP measures to the closest U.S. GAAP measures, see the Management Discussion and Analysis for the year ended December 31, 2021 filed on Edgar and SEDAR.

3.	Represents the portion attributable to us from our 49% interest in the San José Mine.

Conference Call and Webcast

Management will discuss our Q4 and Year-End 2021 financial results and project developments and follow with a question-and-answer session. The conference call and webcast is being held later than usual this quarter due to executive site visits. Questions can be asked directly by participants over the phone during the webcast.

Wednesday, March 9th, 2022 at 2:00 pm EST

To call into the conference call over the phone, please register here:

http://www.directeventreg.com/registration/event/4468146

Audience URL:

https://event.on24.com/wcc/r/3623813/BAFBDBA447F03F0274DD62549AE52BB5

The webcast will be archived on McEwen Mining's website at https://www.mcewenmining.com/media following the call.

Resource and Reserve Updates

The following statements apply to the information contained in the resource and reserve tables below:

•	Mineral Resources are exclusive of Mineral Reserves;

•	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that any part of the Mineral Resources estimated will be converted into a Mineral Reserves estimate;

•	Numbers in the tables have been rounded to reflect the accuracy of the estimates and may not sum due to rounding;

•	The Inferred Mineral Resource in these estimates has a lower level of confidence than that applied to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of the Inferred Mineral Resource could be upgraded to an Indicated Mineral Resource with continued exploration;

•	Quantity and grade of reported Inferred resources are uncertain in nature and there has been insufficient exploration to classify these Inferred resources as Measured or Indicated;

•	Mineral Resources and Reserves were estimated using the guidelines set out in and in accordance with the definitions in SEC Regulation S-K subpart 1300.

San José Mine

Hochschild Mining Plc (“Hochschild”), our joint venture partner, prepared the mineral resource and mineral reserve estimates for the San José mine current as at December 31st, 2021.

These figures, reported on a 100% basis, were prepared by Hochschild and audited by P&E Mining Consultants Inc. whose audit letter dated February 11th, 2022, concluded that the estimates for the San José mine prepared by Hochschild at December 31, 2021 provide a reliable estimation of reserves and resources. The reserves as presented are in-situ and include mining dilution and mining losses, however they do not include allowances for mill or smelter recoveries.

Table 6.1: San José Mine - Mineral Reserve Estimate, December 31, 2021 – 100% Basis

Classification	Quantity (‘000 t)	Gold Grade (g/t)	Silver Grade (g/t)	Contained Gold (‘000 oz)	Contained Silver (M oz)
Proven	778	5.69	368	142	9.2
Probable	717	5.68	314	131	7.2
Total Proven & Probable	1,495	5.69	342	273	16.4

Table 6.1 Notes:

•	Reserves are stated on a 100% basis. McEwen Mining Inc. has a 49% attributable interest in the San José mine.

•	Mineral reserves were estimated by Hochschild Mining Plc; P&E Mining Consultants Inc. have audited the resource and reserve estimates and found that they meet the requirements for disclosure under Canadian National Instrument 43-101 (NI 43-101) and the Joint Ore Reserves Committee of the Australian Institute of Mining and Metallurgy ("JORC") as well as the US Securities and Exchange Commission under section 1300 of rule S-K for reserves.

•	Metal prices used for reserve estimation are US$1,600/oz for gold and US$23.00/oz for silver.

•	For reserves average internal dilution was 5%, average mining and geotechnical dilution was 46%, and mine extraction was 37%.

•	Reserve cut-off grades: Cut and fill = 269 gpt AgEq., Long hole = 191 gpt AgEq. [AgEq = (Au x 72) + Ag].

Table 6.2: San José Mine - Mineral Resource Estimate, December 31, 2021 – 100% Basis

Classification	Quantity (‘000 t)	Gold Grade (g/t)	Silver Grade (g/t)	Contained Gold (‘000 oz)	Contained Silver (M oz)
Measured	115	5.09	310	19	1.1
Indicated	101	2.41	204	8	0.7
Total Measured & Indicated	216	3.84	260	27	1.8
Total Inferred	1,839	5.22	332	308	19.6

Table 6.2 Notes:

•	Resources are stated on a 100% basis. McEwen Mining Inc. has a 49% attributable interest in the San José mine.

•	Mineral resources were estimated by Hochschild Mining Plc; P&E Mining Consultants Inc. have audited the resource and reserve estimates and found that they meet the requirements for disclosure under Canadian National Instrument 43-101 (NI 43-101) and the Joint Ore Reserves Committee of the Australian Institute of Mining and Metallurgy ("JORC") as well as the US Securities and Exchange Commission under section 1300 of rule S-K for reserves.

•	Resource estimations utilized inverse distance and ordinary kriging methods depending upon data density.

•	Metal prices used for resource estimation are US$1,800/oz for gold and US$26.00/oz for silver.

•	Resources for 2021 were defined at a cut-off grade of 240 gpt silver equivalent [AgEq = (Au x 72) + Ag].

Technical Information

The technical content of this news release has been reviewed and approved by Peter Mah, P.Eng., COO of McEwen Mining and a Qualified Person as defined by SEC S-K 1300 and the Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

The technical information in this news release related to resource and reserve estimates has been reviewed and approved by Luke Willis, P.Geo., McEwen Mining’s Director of Resource Modelling and Qualified Person as defined by SEC S-K 1300 and Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTIONARY NOTE TO US INVESTORS REGARDING RESOURCE ESTIMATION

The resource estimates contained in this release have been prepared in accordance with SEC S-K 1300 (defined below).

The SEC has adopted amendments to its disclosure rules to modernize the mineral property disclosure requirements for issuers engaged in the mining industry and which are required to file reports with the SEC under the Securities Exchange Act of 1934 (“Exchange Act”). These amendments became effective February 25, 2019 (“SEC S-K 1300”) and, commencing for registrants with their first fiscal year beginning on or after January 1, 2021, SEC S-K 1300 replaces the historical property disclosure requirements included in SEC Industry Guide 7. SEC S-K 1300 includes the adoption of terms describing mineral reserves and mineral resources that are “substantially similar” to the corresponding terms under the CIM Definition Standards. As a result of the adoption of SEC S-K 1300, the SEC now recognizes estimates of “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”. In addition, the SEC has amended its definitions of “proven mineral reserves” and “probable mineral reserves” to be “substantially similar” to the corresponding CIM Definitions. U.S. investors are cautioned that while the above terms are “substantially similar” to CIM Definitions, there are differences in the definitions under SEC S-K 1300 and the CIM Definition Standards. Accordingly, there is no assurance any mineral reserves or mineral resources that the Company may report as “proven mineral reserves”, “probable mineral reserves”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” under NI 43-101 would be the same had the Company prepared the reserve or resource estimates under the standards adopted under SEC S-K 1300. U.S. investors are also cautioned that while the SEC recognizes “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” under SEC S-K 1300, investors should not assume that any part or all of the mineralization in these categories will ever be converted into a higher category of mineral resources or into mineral reserves. Mineralization described using these terms has a greater amount of uncertainty as to its existence and feasibility than mineralization that has been characterized as reserves. Accordingly, investors are cautioned not to assume that any measured mineral resources, indicated mineral resources, or inferred mineral resources that the Company reports are or will be economically or legally mineable. Under Canadian securities laws, estimates of “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies, except in rare cases. For the above reasons, the mineral reserve and mineral resource estimates and related information in this release may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this release, we have provided information prepared or calculated according to United States Generally Accepted Accounting Principles (“U.S. GAAP”), as well as provided some non-U.S. GAAP ("non-GAAP") performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Cash Costs and All-in Sustaining Costs

Cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, and exclude depreciation and amortization. All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, sustaining capital expenditures, and sustaining lease payments. Both cash costs and all-in sustaining costs are divided by the gold equivalent ounces sold to determine cash costs and all-in sustaining costs on a per ounce basis. We use and report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to production costs applicable to sales, the nearest U.S. GAAP measure is provided in McEwen Mining's Annual Report on Form 10-K for the year ended December 31, 2020.

Cash Gross Profit

Cash gross profit is a non-GAAP financial measure and does not have any standardized meaning. We use cash gross profit to evaluate our operating performance and ability to generate cash flow; we disclose cash gross profit as we believe this measure provides valuable assistance to investors and analysts in evaluating our ability to finance our ongoing business and capital activities. The most directly comparable measure prepared in accordance with GAAP is gross profit. Cash gross profit is calculated by adding depletion and depreciation to gross profit. A reconciliation to gross profit, the nearest U.S. GAAP measure is provided in McEwen Mining's Annual Report on Form 10-K for the year ended December 31, 2020.

Liquid Assets

The term liquid assets used in this report is a non-GAAP financial measure. We report this measure to better understand our liquidity in each reporting period. Liquid assets is calculated as the sum of the Balance Sheet line items of cash and cash equivalents, restricted cash and investments, plus ounces of doré held in precious metals inventories valued at the London PM Fix spot price at the corresponding period. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining's Annual Report on Form 10-K for the year ended December 31, 2020.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, effects of the COVID-19 pandemic, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer and explorer focused in the Americas with operating mines in Nevada, Canada, and Argentina. It also has a large exposure to copper through its subsidiary McEwen Copper, owner of the Los Azules copper deposit in Argentina.

CONTACT INFORMATION:
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